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                                                                   EXHIBIT 10.10
                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                   DATED AS OF

                               SEPTEMBER 22, 2000

                                  BY AND AMONG

                          PREMIUM STANDARD FARMS, INC.

                            PSF GROUP HOLDINGS, INC.

                                       AND

                           CONTIGROUP COMPANIES, INC.
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                                TABLE OF CONTENTS

ARTICLE 1         Purchase; Purchase Price; Closing............................1
     1.1          Purchase of Stock............................................1
     1.2          Purchase Price...............................................1
     1.3          Closing......................................................2
     1.4          Access to Records............................................2

ARTICLE 2         Representations and Warranties of Buyer......................2
     2.1          Organization and Qualification...............................2
     2.2          Capitalization...............................................2
     2.3          Authority Relative to this Agreement.........................3
     2.4          Securities Act Matters.......................................3
     2.5          Parent Financial Statements..................................4
     2.6          Undisclosed Liabilities......................................4

ARTICLE 3         Representations and Warranties of the Company................4
     3.1          Organization, Qualification and Corporate Power..............5
     3.2          Authorization of Transaction.................................5
     3.3          Capitalization...............................................6
     3.4          Financial Statements.........................................6
     3.5          Receivables..................................................6
     3.6          Absence of Certain Developments..............................7
     3.7          Undisclosed Liabilities......................................8
     3.8          Books and Records............................................9
     3.9          Taxes........................................................9
     3.10         Real Property Leases.........................................9
     3.11         Real Property Owned or Under Option.........................10
     3.12         Compliance, Utilities and Other Matters.....................11
     3.13         Assets......................................................13
     3.14         Inventory...................................................14
     3.15         Contracts and Commitments...................................15
     3.16         Litigation..................................................17
     3.17         Compliance with Law.........................................17
     3.18         Intellectual Property.......................................18
     3.19         Environmental and Land Use Matters..........................18
     3.20         Seller Products; Product Liability..........................22
     3.21         Securities Act Matters......................................23
     3.22         Disclosure..................................................23

ARTICLE 4         Additional Agreements.......................................24
     4.1          Employees...................................................24
     4.2          Severance Period............................................24
     4.3          Warn Act....................................................25
     4.4          Employee Benefit Plans......................................25
     4.5          Vacation....................................................25

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
     4.6          Worker's Compensation Claims................................25
     4.7          Further Assurances..........................................25

ARTICLE 5         Conditions to Closing.......................................25
     5.1          Conditions to Obligations of Each Party to Close............25
     5.2          Additional Conditions to the Buyer's Obligations............26
     5.3          Additional Conditions to the Seller's Obligations...........27

ARTICLE 6         Survival of Representations; Indemnification................28
     6.1          Survival of Representations.................................28
     6.2          Indemnification by Seller...................................29
     6.3          Notice and Defense of Claims................................30
     6.4          Calculation of Covered Liabilities; Insurance Proceeds......32
     6.5           Limitation on Indemnification..............................33
     6.6          Exclusive Remedy following Closing..........................33

ARTICLE 7         General Provisions..........................................34
     7.1          Public Statements...........................................34
     7.2          Mediation...................................................34
     7.3          Notices.....................................................34
     7.4          Interpretation..............................................36
     7.5          Amendment...................................................36
     7.6          Severability................................................36
     7.7          Miscellaneous...............................................36
     7.8          Counterparts................................................36
     7.9          Cumulative Remedies.........................................36
     7.10         Attorneys' Fees.............................................36
     7.11         Construction................................................36
     7.12         Brokers, etc................................................37

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                            STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT dated as of September 22, 2000 (this "AGREEMENT"), by and among Premium Standard Farms, Inc., a Delaware corporation (the "BUYER"), PSF Group Holdings, Inc., a Delaware corporation (the "PARENT"), and ContiGroup Companies, Inc., a Delaware corporation (the "SELLER"). Capitalized terms used and not elsewhere defined in this Agreement have the respective meanings assigned to such terms in Appendix I hereto.

                                    RECITALS

         WHEREAS, Seller is engaged in the hog production business in the States of North Carolina and Georgia d/b/a/ "CAROLINA FARMS" and "SOUTHERN MAID" (collectively, the "CAROLINA FARMS");

         WHEREAS, all of the assets used in connection with the Carolina Farms are now owned by Premium Standard Farms of North Carolina, Inc., a Delaware corporation (the "COMPANY");

         WHEREAS, Seller owns one thousand (1,000) shares of the Company's common stock, no par value (the "PURCHASED SHARES"), with such shares constituting all of the issued and outstanding capital stock of the Company;

         WHEREAS, Buyer currently provides services to Seller in managing and operating the Carolina Farms and has provided such services for several years;

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer the Purchased Shares.

         NOW THEREFORE, the parties hereby agree as follows:

                                    ARTICLE 1

                        Purchase; Purchase Price; Closing

                  1.1 Purchase of Stock. On the Closing Date, Seller shall sell, convey, transfer and assign, upon the terms and subject to the conditions set forth in this Agreement, to Buyer, free and clear of all liens, security interests, charges, restrictions, encumbrances and claims of every kind, and Buyer shall purchase from Seller, all but not less than all of the Purchased Shares. In consideration of the sale of the Purchased Shares to Buyer, Buyer agrees to pay to Seller the Purchase Price.

                  1.2 Purchase Price. The aggregate purchase price for the Purchased Shares shall be THIRTY-TWO MILLION THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($32,300,000) (the "PURCHASE PRICE"), and shall be payable at the Closing one-half in cash and one-half in common stock of Parent as follows:


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                  (a) by the wire transfer of immediately available funds in the amount of SIXTEEN MILLION ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($16,150,000) into an account designated by Seller;

                  (b) by the delivery of 9,219 shares of the Class B common stock, par value $.01 per share, of Parent (the "PARENT COMMON SHARES").

                  1.3 Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall be held, subject to the satisfaction or waiver by the appropriate parties of the conditions set forth herein, at the offices of Blackwell Sanders Peper Martin LLP, 2300 Main Street, Suite 1000, Kansas City, Missouri, at 9 a.m. local time on September 22, 2000, or at such other place and time as the parties may mutually agree (the "CLOSING DATE").

                  1.4 Access to Records. After the date hereof, Seller and its Agents shall have reasonable access during regular business hours to all books, records, files and documents relating to the Company to enable Seller to prepare and file tax returns, prepare for litigation or obtain or confirm any information relating to the Company, in each case subject to Seller's agreement to maintain the confidentiality of any of the same. Buyer shall maintain all such books and records in the United States and, for a period of seven years from the date hereof, and shall not destroy or dispose of any such books and records without first providing to Seller adequate notice of such intended destruction or disposal and the reasonable opportunity for Seller, at its expense, to copy or move any such books or records prior to their destruction or disposal.

                                    ARTICLE 2

               Representations and Warranties of Buyer and Parent

         Except as otherwise set forth in written disclosure schedules delivered to Seller prior to or contemporaneously with the execution hereof (copies of which are attached hereto), the Buyer and Parent hereby represent and warrant to the Seller each of the following items 2.1 through 2.6. The representation and warranties set forth below are limited and/or qualified by and may not be relied upon by Seller to the extent of: (i) the knowledge of Seller acquired in the course of its ownership of the capital stock of Parent and its participation in the management of Buyer and/or Parent, and (ii) the knowledge of any of Seller's current directors, officers, employees, managers and/or agents who are or were directors, officers, employees, managers and/or agents of Buyer and/or Parent and who are or were assigned to or engaged in substantial activities related to or who performed substantial responsibilities, duties or assignments with respect to, the management or operation of Buyer and/or Parent.

                  2.1 Organization and Qualification. Each of the Buyer and Parent has been duly incorporated and is validly existing as a corporation and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as now conducted.

                  2.2 Capitalization. Parent's entire authorized capital stock consists of (a) 250,000 shares of Class A common stock, par value $.01 per share (the "CLASS A STOCK"), of which 100,000 shares are issued and outstanding, (b) 300,000 shares of Class B common stock,


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par value $.01 per share (the "CLASS B STOCK"), of which 104,081.64 shares are issued and outstanding, and (c) 10,000 shares of preferred stock, par value $.01 per share (the "PREFERRED STOCK"), none of which are issued and outstanding. All of the issued and outstanding shares of Class A Stock and Class B Stock have been duly authorized and are validly issued, fully paid and nonassessable. Except as disclosed in Schedule 2.2, there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which Parent is a party or which are binding upon Parent providing for the issuance or transfer by Parent of additional shares of capital stock of Parent and Parent has not reserved any shares of Common Stock for issuance, nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of Parent.

                  2.3 Authority Relative to this Agreement. Each of the Buyer and Parent has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Buyer and Parent, and the consummation by the Buyer and Parent of the transactions contemplated hereby, have been duly authorized by the board of directors of the Buyer and Parent, and no other corporate proceedings on the part of the Buyer or Parent are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and Parent and constitutes a valid and binding obligation of each such company, enforceable in accordance with its terms. Except as disclosed in Schedule 2.3, neither the Buyer nor Parent is subject to or obligated under any provision of (a) its certificate or articles of incorporation or bylaws, (b) any contract, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would be breached or violated by the execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby. No authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Buyer or Parent for the consummation by the Buyer and Parent of the transactions contemplated by this Agreement.

                  2.4      Securities Act Matters.

                  (a) Each of the Parent Common Shares to be issued as contemplated by this Agreement has been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and free of preemptive rights.

                  (b) Neither Buyer nor Parent (nor any Person acting on their behalf) has, directly or indirectly, offered any Parent Common Shares to be issued hereunder for sale to, or solicited any offers to buy any such shares from, or otherwise approved or negotiated with respect thereto with, anyone other than Seller, and neither Buyer nor Parent (nor any Person acting on their behalf) has taken or will take any action that would cause the offer, issuance or sale of any such shares hereby to violate the provisions of Section 5 of the Securities Act of 1933, as amended, or any applicable state securities laws and regulations.


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                  2.5 Parent Financial Statements. Seller has previously been provided true and complete copies of the audited financial statements, including the notes thereto, of Parent for the period ended March 27, 1999, and the year ended March 31, 2000 (the "PARENT FINANCIAL STATEMENTS"). The Parent Financial Statements present fairly, in all material respects, the financial position and results of operations of Parent as of such dates in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods covered thereby.

                   2.6 Undisclosed Liabilities. Except as disclosed in Schedule 2.6, Parent does not have any material liabilities or obligations (known or unknown, absolute, accrued or contingent) except: (a) liabilities which are reflected and reserved against on the Parent Financial Statements in accordance with GAAP, (b) liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Parent Financial Statements (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) future performance obligations (none of which relates to any breach of Contract, breach of warranty, tort, infringement or violation of Law), (d) liabilities and obligations arising out of or related to Buyer's acquisition of The Lundy Packing Company and its affiliates and (e) liabilities and obligations arising out of or related to Buyer's execution of Fourth and Fifth Amendments to its Credit Agreement with U.S. Bancorp Ag Credit.

                                    ARTICLE 3

                    Representations and Warranties of Seller

         Except as otherwise set forth in written disclosure schedules (the "SCHEDULES") delivered to Buyer prior to or contemporaneously with the execution hereof (copies of which are attached hereto), the Seller hereby represents and warrants to the Buyer each of the following items 3.1 through 3.22, which apply to and relate solely to the Company and Carolina Farms and not to Seller in general or other divisions, subsidiaries or affiliates of Seller. The Schedules are numbered to correspond to the various sections of this Article 3 setting forth certain exceptions to the representations contained in this Article 3 and other Schedules attached are numbered to correspond to their respective section of this Agreement. To the extent any of the representations and warranties set forth in this Article 3 or elsewhere in this Agreement (to include attached Schedules) are qualified to "Seller's knowledge," or a similar phrase, such qualification means and the knowledge of Seller is limited to the knowledge of Jeffrey L. Bradshaw ("SELLER'S OPERATING MANAGER"), Rudolph W. Kellerman and David Moore as of the date of this Agreement or the date so indicated in the representation or warranty. The representation and warranties set forth below are also limited and/or qualified by and may not be relied upon by Buyer to the extent of: (i) the knowledge of Buyer acquired in the course of providing services to Seller and otherwise, (ii) the knowledge of any of Buyer's current directors, officers, employees, managers and/or agents who were formerly directors, officers, employees, managers and/or agents of Seller and who were assigned to or engaged in substantial activities related to or performed substantial responsibilities, duties or assignments with respect to Carolina Farms, (iii) knowledge considered in the "public domain" and the general and other knowledge of Buyer related to the industry in which Carolina Farms operates and the changing governmental and


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regulatory oversight and environment relative thereto, including, without limitation, Buyer's knowledge with respect to lagoons, land application fields, the spraying and/or other disposal of solid and liquid waste therefrom and the existing and/or potential liability and/or costs and expenses associated with and arising from each and all of the foregoing, and (iv) information obtained from Phase I or greater environmental audits conducted with respect to the Owned Real Property, the Leased Real Property, the Facilities and/or other improvements by Buyer or on behalf of Buyer, or for Seller and provided to Buyer as a disclosure item in connection with this transaction.

         As used herein with respect to Seller or the Company, the term "material" or any variation thereof shall be interpreted in this Agreement by reference to the assets, operations, business and financial condition of the Company taken as a whole.

         As used herein, the term "substantial" or any variation thereof means and shall be interpreted in this Agreement to mean significant and/or considerable; and when used in connection with compliance and/or conformity, shall be interpreted and applied using a reasonable person standard.

         As used in this Agreement, the term "Person" or any variation thereof means and shall be interpreted in this Agreement to include firms, companies, associations, general partnerships, limited partnerships, limited liability companies, trusts, business trusts, corporations and legal entities, including public and quasi-public bodies, as well as individuals.

                  3.1 Organization, Qualification and Corporate Power. Each of the Company and the Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business as a foreign corporation and in good standing in the jurisdictions specified in Schedule 3.1, which are all the jurisdictions where a failure to be so qualified or licensed would have a material adverse effect on the Carolina Farms. The Company has full corporate power and authority and, except as provided in Schedules attached hereto or otherwise in this Agreement, all material authorizations, licenses and permits necessary to carry on the business of the Carolina Farms and to own and use the properties owned and used by it in connection with the same as such business is now being conducted and as such properties are now being used.

                  3.2 Authorization of Transaction. The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement have been duly authorized by the board of directors of the Seller. No other corporate approval on the part of the Seller or the Company is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. The Seller has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller enforceable in accordance with its terms and conditions. Except as disclosed in Schedule 3.2, other Schedules or elsewhere in this Agreement, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict in a material manner with, result in a breach of, constitute a default under, result in the acceleration of, or require the payment of any


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amounts under, or create in any party the right to accelerate, terminate, modify or cancel (A) any written restriction, lien, encumbrance, indenture, contract, lease, sublease, agreement or mortgage for borrowed money, instrument of indebtedness or other obligation or liability to which Seller or the Company is a party or by which it is bound or to which any of its assets is subject (or result in the creation of any lien or encumbrance upon any of the Purchased Shares or the Company's assets) or (B) any provision of the certificate of incorporation or bylaws or other organizational documents of Seller or the Company, or (ii) violate any Law to which Seller or the Company is subject, the violation of which would adversely affect Buyer, the Company and/or the transactions contemplated by this Agreement. No notice to, filing with or authorization, consent or approval of, any public body, court or authority is necessary by the Seller for the consummation by the Seller of the transactions contemplated by this Agreement.

                  3.3 Capitalization. The Company's entire authorized capital stock consists of 5,000 shares of common stock, no par value, of which 1,000 shares are issued and outstanding. No shares of capital stock of the Company are held in treasury by the Company. Seller owns beneficially and of record all of the outstanding shares of capital stock of the Company and such capital stock is owned free and clear of all liens, security interests, charges, voting trusts, restrictions, encumbrances and claims of every kind. All of the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or transfer by the Company of additional shares of capital stock of the Company and the Company has not reserved any shares of Common Stock for issuance, nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of the Company.

                  3.4 Financial Statements. Schedule 3.4 contains the unaudited pro forma balance sheet of the Carolina Farms dated as of August 26, 2000 (the "PRO FORMA BALANCE SHEET") and the related unaudited statement of income for the five months then ended (the "FINANCIAL STATEMENTS"). The Financial Statements have been delivered to Buyer and fairly present the financial position and results of operations of the Carolina Farms as of such date and unless otherwise indicated thereon or in a separate management letter accompanying the Financial Statements, the same are substantially in accordance with generally accepted accounting principles consistently applied for the period covered thereby, subject to normal year-end adjustments and the absence of footnotes. August 26, 2000 is sometimes referred to herein as the "BALANCE SHEET DATE."

                  3.5 Receivables. All accounts and notes receivable reflected on the Pro Forma Balance Sheet, and all of the Company's accounts and notes receivable existing as of the Closing Date, unless otherwise indicated thereon or in a separate management letter (a) have arisen in the ordinary course of business of Carolina Farms and the Company, (b) are subject only to a reserve for bad debts computed substantially in accordance with generally accepted accounting principles consistently applied and reasonably estimated to reflect the probable results of


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collection and (c) have been collected or, subject to such reserve and to
Seller's knowledge, recognizing Seller can not predict the future collectibility of any such accounts and/or notes receivables, should be collectible in the ordinary course of business of the Company in the aggregate recorded amounts thereof in accordance with their terms. Schedule 3.5 lists any obligor which together with all of its affiliates owed accounts and notes receivable reflected on the Pro Forma Balance Sheet in an aggregate amount of $50,000 or more.

                  3.6 Absence of Certain Developments. Except as disclosed on
Schedule 3.6, on other Schedules or elsewhere in this Agreement, since the Balance Sheet Date, with respect to the Company and Carolina Farms and not Seller's business generally or other parts of Seller's business, to the Seller's knowledge, there has not been, unless indicated below or on Schedules attached to this Agreement or shown in any update of the Financial Statements delivered to Buyer by Seller:

                  (a) any material adverse change in the condition of the assets, liabilities, financial condition, operations or current business of the Company and Carolina Farms, except for changes expressly contemplated by this Agreement;

                  (b) any sale, assignment or transfer of any of the Assets of the Company or Carolina Farms with a value of over $50,000 per asset, other than routine sales of inventory in the ordinary course of business;

                  (c) any cancellation or compromise of any material indebtedness by, or waiver or compromise of any right of material value to, the Company and Carolina Farms, whether or not in the ordinary course of business;

                  (d) any acceleration, termination, amendment, modification or cancellation or threat thereof by any party to any contract, lease, license or other agreement or instrument to which Seller or the Company is a party or by which it is bound so as to materially and adversely affect the properties, assets, liabilities or business of the Company and Carolina Farms;

                  (e) any capital expenditure or the execution of any lease or any incurring of liability therefor by Seller or the Company, in both instances requiring payments by the Company or Carolina Farms in excess of $10,000 per month per incurrence or $50,000 per month in the aggregate;

                  (f) any material delay in payment of or failure to pay any material obligation of the Company or Carolina Farms, other than in the ordinary course of business consistent with past practice;

                  (g) any failure to operate the business of the Company or Carolina Farms in the ordinary course so as to use reasonable efforts to preserve the material aspects of the business intact and to preserve for Buyer the goodwill of the Company's and Carolina Farms' material suppliers, customers and others having business relations with such entity;


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                  (h) any change in material accounting methods or practices by the Company or Carolina Farms affecting its assets, liabilities or business except as reflected on the Financial Statements or in a separate management letter;

                  (i) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, business or prospects of the Company or Carolina Farms;

                  (j) any mortgage, pledge or other encumbrance of any asset of the Company or Carolina Farms, other than mortgages, pledges or other encumbrances incurred in connection with credit facilities entered into in the ordinary course of business, liens for current property taxes not yet due and payable and mortgages, pledges or other encumbrances which are to be released as of the Closing Date;

                  (k) any indebtedness incurred by the Company or Carolina Farms for borrowed money or any commitment to borrow money entered into by the Company or Carolina Farms, or any loans or other investments made or agreed to be made by the Company or Carolina Farms, in both instances other than in connection with credit facilities (to include, without limitation, trade payables) entered into in the ordinary course of business;

                  (l) any incurrence of liabilities involving in each instance $100,000 or more except in the ordinary course of business and consistent with past practice;

                  (m) any payment, discharge or satisfaction of any material liability, the effect of which would materially and negatively change the Financial Statements, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business and consistent with past practice; or

                  (n) any other transaction material to the Company or Carolina Farms, other than in the ordinary course of business and consistent with past practice.

                  3.7 Undisclosed Liabilities. Except as disclosed in Schedule 3.7, to the knowledge of Seller, the Company does not have any material liabilities or obligations except (a) liabilities which are reflected and reserved against on the Pro Forma Balance Sheet in accordance with generally accepted accounting principles, (b) liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Pro Forma Balance Sheet (none of which relates to a breach of Contract, breach of warranty, tort, infringement or violation of Law which, if determined adverse to the Company, should result in a significant liability to the Company) and (c) future performance obligations (none of which relates to a breach of Contract, breach of warranty, tort, infringement or violation of Law which, if determined adverse to the Company, should result in a significant liability to the Company) under Contracts described in Schedule 3.15 or which are of the type described in
Schedule 3.15 but which because of the dollar amount or other qualifications are not required to be listed on Schedule 3.15.


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
                  3.8 Books and Records. With respect to the Company and Carolina Farms, the Seller has made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect the material activities of such entity. With respect to such operations, the Seller has not engaged in any material transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of such entity.

                  3.9      Taxes.

                  (a) As used herein, the term "TAX" means any federal, state, local or foreign income, gross receipts, profits, franchise, withholding, payroll, employment, stamp, excise, occupation, sales, use, transfer, revenue, value added, real or personal property, social security, retirement, unemployment, license, capital, net worth, profits or similar tax, charge, fee, levy or other assessment, together with any interest, penalties or additions in respect therefor whether computed on a separate, consolidated, unitary, combined or any other basis.

                  (b) Except as disclosed in Schedule 3.9, on other Schedules or otherwise in this Agreement, and excepting ad valorem real and personal property tax liabilities assumed or required to be paid by Buyer, no state of facts exists, or upon the Closing, shall exist, that would constitute grounds for the assessment against Buyer, by reason of transferee liability or otherwise, of any liability for any Tax of any sort or any obligation under any tax-sharing, tax allocation or similar agreement to which Seller or the Company is a party attributable to any period ending on or before the Closing Date relating to the Carolina Farms or the transactions contemplated by this Agreement, which Tax would have been payable by Seller (not Buyer) but for this transaction and the closing hereof.

                  3.10     Real Property Leases.

                  (a) Set forth in Schedule 3.10 is a complete and accurate list and a brief description of all real property leased or subleased by the Company (as lessee or sublessee) (the "LEASED REAL PROPERTY"). With respect to each lease so set forth, and except as otherwise indicated in Schedule 3.10: (i) the lease has been validly executed and delivered by Seller or the Company and, to Seller's knowledge, by the other parties thereto and is in full force and effect; (ii) neither Seller, the Company nor to Seller's knowledge any other party to the lease, is in material breach or default, and to Seller's knowledge no event has occurred which, with notice or lapse of time, would constitute such a material breach or default and permit termination, modification or acceleration under the lease; (iii) the consummation of the transactions under this Agreement, including the assignment of the lease to the Company, will not cause a termination of the lease; (iv) to the Seller's knowledge, no party to the lease has repudiated any material provision thereof; (v) to Seller's knowledge there are no disputes or oral agreements in effect as to the lease, and there are no delayed payment programs in effect as to the lease; (vi) all improvements leased thereunder have been maintained substantially in accordance with the lease, applicable Laws and normal industry practice, and such improvements are generally suitable for the purposes for which they are being used and to Seller's knowledge, neither Seller nor the Company has received any notice from any governmental authority that any of the buildings and improvements is in material violation of any applicable Laws; and (vii) neither Seller nor the Company has assigned, sublet, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold, except encumbrances, if any, which are to be released on or before the Closing Date.

                  (b) To the knowledge of Seller, except as disclosed in
         Schedule 3.10, each component of the Leased Real Property is in good condition, working order and repair, except for maintenance, repairs and replacements conducted or required in the ordinary course of the operation of the Leased Real Property, maintenance, repairs and replacements that do not adversely affect in a material manner the operation of the Leased Real Property as the same are now operated, and ordinary wear and tear.

                  (c) Except as disclosed in Schedule 3.10, to Seller's knowledge, no Person authorized to act on behalf of Seller or the Company has entered into any Contract, arrangement or understanding with respect to the future ownership, development, use, occupancy or operation of the Leased Real Property which (i) would be binding on the Company, and (ii) would have a material, adverse effect on the Company, the leased property and/or its future ownership, development, use or operation thereof by Buyer, other than options, rights of first refusal or other similar arrangements in favor of the Seller under the leases and subleases relating to the Leased Real Property, copies of which have been previously delivered to the Buyer.

                  (d) neither Seller nor the Company has received notice of any pending condemnation or eminent domain proceedings that affect in a material manner the Leased Real Property or, to the Seller's knowledge, there are no threatened or contemplated condemnation or eminent domain proceedings that affect in a material manner the Leased Real Property, and neither Seller nor the Company has received any notice, oral or written, of the intention of any governmental entity or other Person to take or use all or any material part thereof under the power of eminent domain.

                  3.11 Real Property Owned or Under Option. Schedule 3.11 lists and describes in reasonable detail and contains a legal description of all real property owned by the Company (the "OWNED REAL PROPERTY"). With respect to each parcel of real property listed in Schedule 3.11, except as otherwise indicated in Schedule 3.11 and in the special exceptions to title set forth on title insurance commitments for each of the Owned Real Property, the documents noted in such title commitments and surveys of each of the Owned Real Property (collectively, the "PERMITTED OWNED REAL PROPERTY ENCUMBRANCES"), copies of which are attached and/or have been delivered to Buyer:

                  (a) the Company has good and marketable fee simple title to the Owned Real Property, free and clear of all mortgages, pledges, security interests, encumbrances, covenants charges or other liens, easements and other restrictions, other than installments of real property taxes and special assessments not yet delinquent or which are to be assumed by Buyer at Closing;

                  (b) neither Seller nor the Company has received any notice of pending condemnation or eminent domain proceedings that affect in a material manner the Owned Real Property or, to the Seller's knowledge, there are no threatened or contemplated condemnation or eminent domain proceedings that affect in a material manner the Owned Real Property, and neither Seller nor the Company has received any notice, oral or written, of the intention of any governmental entity or other Person to take or use all or any material part thereof under the power of eminent domain;

                  (c) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property, except for possible incidental and temporary use, none of which, if any, would be binding on the Company following Closing;

                  (d) there are no outstanding options or rights of first refusal to purchase any of the Owned Real Property, or any portion thereof or interest therein;

                  (e) there are no Persons (other than the Seller) in possession of any of the Owned Real Property;

                  (f) each component of the Owned Real Property is in good operating condition and repair, except for ordinary wear and tear, maintenance, repairs and replacements conducted or required in the ordinary course of the operation of the Owned Real Property and maintenance, repairs and replacements that do not adversely affect in a material manner the operation of any of the Owned Real Property as the same are now operated; and

                  (g) the Leased Real Property described in Schedule 3.11 and the Owned Real Property comprise all of the real property used by the Seller and the Company in connection with the Carolina Farms.

                  3.12 Compliance, Utilities and Other Matters. Except as disclosed in Schedule 3.12, with respect to the Owned Real Property and the Leased Real Property (as indicated below), to the Seller's knowledge and except as shown on or would be revealed by (i) the special exceptions to title set forth on the title insurance commitments, the documents referenced in such title commitments and/or the surveys with respect to the Owned Real Property, and (ii) with respect to the Leased Real Property, if any, the leases themselves:

                  (a) the buildings and improvements on the Owned Real Property are located within the boundary lines of the parcels of land as shown on the surveys and/or described in the deeds with respect to each (excluding boundary line fences and driveways and utility lines extending into public rights of way), are not in material violation of setback requirements known to Seller's Operating Manager and which were applicable at the time such buildings and improvements were constructed, to Seller's knowledge are not in violation of zoning laws and ordinances, the violation of which would or could prohibit the current use of such properties, and do not encroach on any easement which burdens the land to an extent that they prevent the use of such easements for their beneficial purposes or could warrant a removal of the encroachment and the incurrence of a significant expense in connection therewith;

                  (b) the Company currently has vehicular access to the Owned Real Property and the Leased Real Property adequate for their current uses and to Seller's knowledge, such access will not be terminated upon consummation of the transactions contemplated by this Agreement;

                  (c) all buildings and improvements thereon have received all material approvals of governmental authorities (including licenses and permits) known to Seller to be reasonably necessary in connection with the current ownership or operation thereof and to Seller's knowledge, such buildings and improvements in general have been operated and maintained in substantial compliance with all material and applicable laws, rules and regulations; and

                  (d) all buildings and improvements thereon are supplied with utilities and other similar services or have available utilities and other similar services (e.g., on-site wells) reasonably adequate, to Seller's knowledge, for the present operation of such buildings and improvements; and

                  (e) to Seller's knowledge and (i) taking into account the changing nature of and the vagaries in application and enforcement of Environmental Laws and Environmental Permits relative to land application of effluents and lagoons and the numerous variables affecting land application of effluents and lagoons, all or any of which variables can change at any time, do frequently change without advance notice or opportunity to make appropriate adjustments and are expected to change, and (ii) excepting conditions that may in the future be caused by "Acts of God," each of the hog production facilities of Seller and the Company located on Owned Real Property is situated on farm land or currently has access to farm land (including land application fields) which should be reasonably sufficient in terms of size and current soil condition under normal weather conditions (normal weather conditions does not include hurricanes, tropical storms or other similar low pressure weather disturbances, tornadoes, flooding, drought or drought like conditions, earthquakes, variations in rainfall, temperatures or winds that do not in and of themselves change the "norm", and any matters deemed "Acts of God") to permit adequate land application of normal and customary effluents (including land application spraying) from the hog production operation as now conducted by Seller and the Company to the extent allowed under all known, material Environmental Permits and Land Use Approvals (each as defined below) currently applicable to such operations, as such Environmental Permits and Land Use Approvals are now applied and enforced with respect to such operations, and, subject to abnormal weather conditions as described in the parenthetical above and all of the assumptions, limitations, qualifications and/or conditions set forth above, to the Seller's knowledge, there should be reasonably sufficient lagoon capacity to store all effluents, as such improvements are currently operated, during periods of normal frequency and duration when land application is not permitted under such Environmental Permits and Land Use Approvals, as such Environmental Permits and Land Use Approvals are now applied and enforced with respect to such operations and assuming no moratorium on land application or other governmental or regulatory interference or interference by or disruption by some other Person, whether or not lawful, and assuming such periods have intervening periods of sufficient length to allow full restoration of the lagoons to normal levels.

                  3.13 Assets.

                  (a) Except as set forth in Schedule 3.13, other Schedules and elsewhere in this Agreement, the Company has good and marketable title to the non-inventory tangible personal property assets reflected on the Pro Forma Balance Sheet (collectively, the "TANGIBLE PERSONAL PROPERTY ASSETS") and none of the Tangible Personal Property Assets is subject to any lien, security interest, encumbrance or other adverse claim, except for liens which in the aggregate are not material in amount, do not materially detract from the value of the property or assets subject thereto or interfere with the present use and have not arisen other than in the ordinary course of business, or which are to be discharged on or before the Closing Date.

                  (b) Except as set forth in Schedule 3.13, the Tangible Personal Property Assets constitute all of the material tangible personal property assets used or held for use in connection with or material to the current business operations of Carolina Farms and the Company. The Tangible Personal Property Assets used in the business of Carolina Farms and the Company that are owned by any Person other than the Company are leased or licensed to the Company under current leases or license arrangements that are valid and with respect to all leases and licenses of Tangible Personal Property Assets that are material to the operation of the business of Carolina Farms as now conducted, they will remain in full force and effect following consummation of the transactions contemplated hereby, unless otherwise provided in the lease or license and assuming continued performance thereunder by Buyer and the Company. To the Seller's knowledge, the Tangible Personal Property Assets that are material to the operation of the business of Carolina Farms as now conducted are in all material respects in good operating condition and repair, taking into account normal wear and tear and the purposes for which such assets are currently used and subject to maintenance, repairs and replacements conducted or required in the ordinary course of the use thereof and maintenance, repairs and replacements that do not adversely affect in a material manner the use of such assets.

                  (c) To Seller's knowledge, and subject to the limitations, qualifications and conditions set forth elsewhere in this Agreement and on Schedules attached hereto with respect to such personal property assets or the real property assets (including, without limitation, those set forth in Section 3.12(e) above and those at the beginning of this Article 3), all of which are applicable under this paragraph, and assuming no abnormal conditions or events, or unusual, unexpected or unanticipated circumstances, and assuming the enforcement and application of all Laws, Permits and Approvals, including Environmental Laws, Permits and Approvals, as the same are now normally and typically applied to the use and/or operation of such assets, (i) the Tangible Personal Property

         Assets that are material to the operation of the business of Carolina Farms as now conducted are in all material respects reasonably suitable and adequate for the purposes for which such assets are currently used, subject, however, to normal wear and tear, maintenance, repairs and replacements conducted or required in the ordinary course of the use thereof and maintenance, repairs and replacements that do not adversely affect in a material manner the use of such assets and (ii) there are no actual, current and/or presently existing conditions (as opposed to future conditions, or potential, possible or probable conditions, or contingent conditions) known to Seller's Operating Manager directly affecting the Tangible Personal Property Assets and that are material to the operation of the business of Carolina Farms and the Company as now conducted, individually or in the aggregate, which should interfere in any adverse, material respect with the normal use and operation thereof as currently used or operated, or their adequacy for such use or operation.

                  3.14 Inventory.

                  (a) As used herein, the term "INVENTORY" means all swine livestock (including hogs, piglets and piglets in gestation), genetic lines related thereto and any associated biological materials (to the extent the Company has rights therein), all inventories of swine feed (including pre-purchased grain and feed ingredients), injectable and other treatments and similar materials for swine, and any other raw materials, work-in-process and finished goods, wherever located (including items in transit) related to swine.

                  (b) Except as set forth in Schedule 3.14, other Schedules and elsewhere in this Agreement, the Company has good and marketable title to the Inventory reflected on the Pro Forma Balance Sheet and none of such Inventory is subject to any lien, security interest, encumbrance or other adverse claim, except for liens which in the aggregate are not material in amount, do not materially detract from the value of the Inventory subject thereto or interfere with the present use and have not arisen other than in the ordinary course of business, or which are to be discharged on or before the Closing Date.

                  (c) To Seller's knowledge, substantially all of the Inventory, wherever located (including items in transit), owned by the Company and used or held for use in connection with the Carolina Farms (i) is currently usable or saleable in all material respects in the ordinary course of business as now conducted by Seller and the Company and taking into account market conditions, useful life of the Inventory and any other matters customarily affecting the use and sale of Inventory,
         (ii) is sufficient but not excessive, in the opinion of Seller's Operating Manager, in kind or amount for the conduct of the business of Carolina Farms and the Company as it is presently being conducted, taking into account market conditions, useful life of the Inventory and any other matters customarily affecting Inventory levels, (iii) meets, in all material respects and on average, after taking into account quality problems that are normal, customary and typical in the industry, applicable quality control standards of the Seller and the Company and all published and, to the Seller's knowledge, applicable governmental quality control standards, if any and (iv) is carried on the books of the Company at an amount which reflects valuations not in excess of the lower of cost or market determined substantially in accordance with generally acceptable accounting principles applied on a consistent basis, unless otherwise indicated on the books of the Company.

                  (d) To Seller's knowledge, with respect to livestock Inventory, unless otherwise indicated on a Schedule 3.14 attached hereto, (i) breeding females and boars are PIC genetic stock, (ii) the average sow parity is not greater than 4, (iii) all Seller documented outbreaks of PRRS, TGE and pseudo-rabies within the past one (1) year are identified in Schedule 3.14 and (iv) Seller has followed normal and customary industry standards to ensure that the administration of medications to the livestock Inventory is in all material respects substantially in accordance with valid, applicable Federal and state laws and regulations and no medication has been knowingly and willfully administered which is not labeled for swine and which use would be in violation of any valid, applicable Federal or state laws and regulations.

                  3.15 Contracts and Commitments.

                  (a) Except for those contracts set forth in Schedule 3.15, neither Seller nor the Company is a party to any material written or oral contract, agreement, commitment, lease, license, instrument, guaranty, bid or proposal related to the Carolina Farms or the Company (a "CONTRACT") which is:

                           (i) a mortgage, indenture, note, installment
                  obligation or other instrument relating to the borrowing of money other than trade payables incurred in the ordinary course of business;

                           (ii) a guarantee or any other evidence of liability
                  for any indebtedness of any other Person of any obligation other than non-material promises or undertakings to or for the benefit of employees and those incurred in the ordinary course of the day-to-day operations of the business relating to non-material matters;

                           (iii) a letter of credit, bond or other indemnity
                  (including letters of credit, bonds or other indemnities as to which the Company is the beneficiary but excluding endorsements of instruments for collection in the ordinary course of the operation of such entity);

                           (iv) a currency or interest rate swap, collar or
                  hedge agreement;

                           (v) an offset, countertrade or barter agreement;

                           (vi) an agreement for the sale or lease by Seller or
                  the Company to any Person of the Company's assets other than dispositions of Inventory in the ordinary course of the operation of its business and dispositions of Tangible Personal Property Assets no longer useful to its business and infrequent and incidental disposition of non-material Tangible Personal Property Assets that occur in the ordinary course of the operation of its business;

                           (vii) an agreement requiring the payment by the
                  Company of more than $50,000 under such agreement in any 12-month period for the purchase or lease of any machinery, equipment or other capital assets;

                           (viii) a distributor, representative, broker or
                  advertising Contract that is not terminable by the Company at will or by giving notice of 30 days or less, without liability;

                           (ix) except as provided in Article IV of this
                  Agreement, a collective bargaining agreement, employment, severance or consulting agreement or agreement providing for severance payments or other additional rights or benefits (whether or not optional) in the event of the sale or change in control of Seller or the Company other than non-material severance payments made by Seller to its employees in the normal and ordinary course of business upon their termination of employment;

                           (x) a joint venture or partnership agreement other
                  than with Buyer;

                           (xi) an agreement with any Person to sell, distribute
                  or otherwise market any products of the Company, including to government contracts or subcontracts, other than short term contracts made in the ordinary course of business consistent with past practice;

                           (xii) a futures contract, option contract, derivative
                  contract, or any forward purchase contract in excess of 30 days;

                           (xiii) an agreement related to the production or use
                  of breeding stock other than agreements and undertakings made from time to time by employees of Seller or the Company in the course of their daily work, which agreements and undertakings are made for the purpose of dealing with issues and problems encountered in the ordinary course of business and for which on-site decisions are typically made;

                           (xiv) an agreement related to swine management,
                  grow-out, finishing or feeding of swine or otherwise related to the production or use of swine livestock other than agreements and undertakings made from time to time by employees of Seller in the course of their daily work, which agreements and undertakings are made for the purpose of dealing with issues and problems encountered in the ordinary course of business and for which on-site decisions are typically made;

                           (xv) an agreement requiring the payment to the
                  Company by any other Person of more than $50,000 under such agreement in any 12-month period for the purchase of goods or services;

                           (xvi) an agreement requiring the payment by the
                  Company to any Person of more than $50,000 under such agreement in any 12-month period for the purchase of goods or services; or

                           (xvii) an agreement imposing non-competition or
                  exclusive dealing obligations on the Company.

                  (b) The Seller has delivered or made available to the Buyer correct and complete copies of each written agreement listed in
         Schedule 3.15, as amended to date. Each Contract listed in Schedule
         3.15 is a valid, binding and enforceable obligation of the Company and, to Seller's knowledge, the other party or parties thereto, and is in full force and effect. Except as set forth in Schedule 3.15, (i) to Seller's knowledge, neither Seller, the Company nor any other party thereto, is in material breach of any term of any Contract listed in
         Schedule 3.15 or has repudiated any term of any such Contract, (ii) to Seller's knowledge, no event, occurrence or condition exists that, with the lapse of time, the giving of notice, or both, would become a material default under any such Contract by Seller, the Company or any other party thereto, (iii) neither Seller nor the Company has waived or released any of its material rights under any such Contract, the waiver or release of which adversely affects, in a significant manner, the rights and benefits of the Company under such Contract.

                  3.16 Litigation. Except as set forth in Schedule 3.16, there is no action (of which Seller has knowledge), order, writ, injunction (of which Seller has knowledge), judgment or decree outstanding that has a material adverse effect on the Company or the Carolina Farms or any material claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation of which Seller has received notice that could have such an effect (collectively, "ACTIONS") pending or, to Seller's knowledge, threatened or anticipated (a) against, related to or affecting the Company or the Carolina Farms, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement, (c) that involve the risk of criminal liability to Seller, the Company or their respective officers or directors arising out of the Carolina Farms, or (d) in which Seller, or the Company is a plaintiff with respect to matters arising out of the Carolina Farms. Except as set forth in Schedule 3.16, with respect to the Carolina Farms, neither Seller nor the Company is in default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency of which Seller or the Company has notice, and there are no unsatisfied judgments against Seller or the Company except as shown on the Financial Statements or other Schedules attached to this Agreement.

                  3.17 Compliance with Law. Except as set forth in Schedule 3.17, to Seller's knowledge, with respect to the Carolina Farms:

                  (a) neither the Seller nor the Company has violated in any material respect and is in material compliance with all applicable Laws, and any final, non-appealable judgment, decision, decree or order of any court or governmental agency, department or authority relating to the business or operations of Carolina Farms, including, without limitation, all applicable energy, public utility, zoning, building and health Laws and all applicable Laws promulgated by the United States Department of Agriculture and the United States Food and Drug Administration, except for such violations of Laws as would not reasonably be expected to materially and adversely affect the material assets, liabilities, operations, business or financial condition of the Company and Carolina Farms;

                  (b) the Company holds all material governmental licenses and permits (the "PERMITS") reasonably necessary for the operation of Carolina Farms as currently conducted;

                  (c) neither Seller nor the Company has received any written notice to the effect and Seller's Operating Manager has not been advised that Seller or the Company is not in substantial compliance with any such Laws, and Seller's Operating Manager has no reason to anticipate that any of its existing practices or policies are likely to result in material or substantial violations of any such Laws as now applied and enforced against Carolina Farms, except for such violations of Laws as would not reasonably be expected to materially and adversely affect the assets, liabilities, operations, business or financial condition of the Company and Carolina Farms; and

                  (d) the Seller has filed in a timely manner all material reports, documents and other materials it was required to file (and the information contained therein was, to Seller's knowledge, substantially correct and complete in all material respects) under all Laws (including rules and regulations thereunder) other than filings which have not had and should not have a material adverse effect on the assets, liabilities, business, operations or financial condition of the Company and Carolina Farms.

                  3.18 Intellectual Property. The Seller makes no representation and warranties with respect to intellectual property, if any, being transferred to Buyer under this agreement. The corporate and/or trade names used by Seller in connection with Carolina Farms have not been protected by Seller.

                  3.19     Environmental and Land Use Matters.

                  (a) As used herein, the term "ENVIRONMENTAL LAW" means any past or present applicable Law and well established principles of common law affirmed and consistently applied in the State of North Carolina by the North Carolina Supreme Court (as to the Facilities located in North Carolina) and affirmed and consistently applied in the State of Georgia by a similar state court in the State of Georgia (as to the Facility located in Georgia) with respect to the regulation and protection of the environment, human health, safety, and natural resources, including any Law relating to Hazardous Materials, drinking water, surface water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, odors, air emissions, waste emissions, lagoons, land application areas or wells. Without limiting the generality of the foregoing, the term shall encompass each of the following statutes and the regulations duly promulgated thereunder, and any similar applicable state or local Laws, each as amended, (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), (ii) the Solid Waste Disposal Act ("SWDA"), (iii) the Hazardous Materials Transportation Act ("HMTA"),
         (iv) the Toxic Substances Control Act, (v) the Clean Water Act, (vi) the Clean Air Act, (vii) the Safe Drinking Water Act, (viii) the National Environmental Policy Act of 1969, (ix) the Federal Insecticide, Fungicide and Rodenticide Act, the Resource Conservation and Recovery Act ("RCRA") and (xi) the provisions of the Occupational Safety and Health Act of 1970 and their State or local counterparts or equivalents, all as amended from time to time.

                  (b) As used herein, the term "FACILITIES" means the Owned Real Property listed on Schedule 3.19(b), and no other.

                  (c) As used herein, the term "ENVIRONMENTAL PERMIT" means any registration, application, filing, certification, notice, final, non-appealable order, license, permit, approval, consent, qualification, authorization and/or waiver of any governmental authority issued under or with respect to an Environmental Law.

                  (d) As used herein, the term "HAZARDOUS MATERIALS" means each and every element, compound, chemical mixture, contaminant, pollutant, materials, waste or other substance that is defined, determined or identified as hazardous or toxic under any Environmental Law or the Release of which is regulated or prohibited under any Environmental Law. Without limiting the generality of the foregoing, the term shall include (i) "hazardous substances" as defined in the CERCLA, and regulations promulgated thereunder, (ii) "hazardous waste" as defined in the SWDA and regulations promulgated thereunder, (iii) "hazardous materials" as defined in HMTA and regulations duly promulgated thereunder, (iv) "hazardous substances" and "pollutants" as defined in the Clean Water Act, and regulations promulgated thereunder, (v) any pollutant regulated under the Clean Air Act, and regulations promulgated thereunder, (vi) petroleum and petroleum products and byproducts, (vi) asbestos and (vii) polychlorinated biphenyls.

                  (e) As used herein, the term "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, discarding, burying, abandoning or disposing into the environment, and shall include both acute and chronic releases, but shall exclude the escape and/or emission of nitrogen, ammonia and other gases, nutrients and substances into the air from or in connection with lagoons, land application fields and/or any spraying associated with either. For purposes of this Section 3.19, continued migration shall constitute a Release.

                  (f) Except as set forth in Schedule 3.19(f), the Seller and the Company have complied in all material respects with all Environmental Laws in connection with its ownership, use, maintenance and operation of the Facilities, except for violations of Environmental Laws which would not reasonably be expected to materially adversely affect the business, operations or financial condition of the Carolina Farms or the Company.

                  (g) Except as set forth in Schedule 3.19(g) and excepting the disposal of solid and/or liquid waste from its hog operations conducted at the Facilities to the extent such disposal is substantially in accordance with the normal and customary business practices of Seller and the Company for such activities, which practices are known by Buyer and are recognized by Buyer as being in accordance with current industry practice, to Seller's knowledge, neither the Seller nor the Company has any material liability under any Environmental Law with respect to the Facilities, including any such liability arising with respect to the Release or proposed Release of any Hazardous Materials, whether on property owned or controlled by the Seller, the Company or elsewhere, except for violations of Environmental Laws which would not reasonably be expected to adversely affect in a material manner the business, operations or financial condition of the Company and Carolina Farms;

                  (h) Except as set forth in Schedule 3.19(h), to Seller's knowledge, the Company is not required to obtain any material Environmental Permits to conduct the business of the Carolina Farms as it is presently being conducted, including those relating to (i) the Release or threatened Release of Hazardous Materials or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, whether by the Seller, the Company or any third party on its behalf. Schedule 3.19(h) contains a complete and correct list of all material Environmental Permits, all of which are in full force and effect and, to the extent any of such Environmental Permits are not personal to Seller as opposed to running with the Facilities, all such Environmental Permits will remain in full force and effect following consummation of the transactions contemplated hereby. To Seller's knowledge, the Facilities are in substantial compliance with all Environmental Permits and Environmental Laws, and neither Seller nor the Company has received any notice from any governmental authority or any other Person indicating that the Facilities are not now in compliance or requesting information that may reasonably result in issuance of notice that the Facilities are not now in compliance. To Seller's knowledge, Schedule 3.19(h) further contains a complete and correct list of all periodic or other reports concerning the Facilities or operations at the Facilities submitted to any governmental agency by Seller or the Company within the past one year, including but not limited to NPDES, EPCRA, CERCLA, hazardous waste, air emissions reports, and any action plans.

                  (i) To Seller's knowledge, except as set forth in Schedule 3.19(i), no underground storage tanks or underground storage receptacles for Hazardous Materials are located on the Facilities and there have been no uncorrected or non-mitigated material releases of Hazardous Substances in, on, under or from the Facilities. Except as set forth in Schedule 3.19(i), to Seller's knowledge, and (i) taking into account the changing nature of and the vagaries in application and enforcement of Environmental Laws and Environmental Permits relative to hog operations and the disposal of solid and/or liquid waste from hog operations, including, without limitation, those relative to land application of effluents and lagoons, and the numerous variables affecting hog operations and the disposal of solid and/or liquid waste from hog operations, all or any of which variables can change at any time, do frequently change without advance notice or opportunity to make appropriate adjustments and are expected to change, and (ii) excepting conditions that may in the future be caused by abnormal weather conditions (e.g., hurricanes, tropical storms or other similar low pressure weather disturbances, tornadoes, flooding, drought or drought like conditions, earthquakes and variations in rainfall, temperatures or winds that do not in and of themselves change the "norm") and/or "Acts of God," no conditions exist which (i) interfere with, prevent, or, with the passage of time, could interfere with or prevent continued compliance in all material respects with any of the Environmental Permits or any Environmental Law, (ii) may give rise to any substantial liability of the Company (whether based in contract, tort, implied or express warranty, criminal or civil statute or otherwise) under any Environmental Law or (iii) obligate the Company or, with the passage of time, could cause the Company to be obligated, to incur substantial cost in connection with the clean up, remediation, abatement or other restoration to a former condition, by themselves or jointly with others, of any contaminated surface water, ground water, soil or any natural resources associated therewith either on the Facilities or at any property owned by a third party, or any building, structural or insulation materials located on or in the Facilities that contain greater than 1% asbestos, and except as provided above, on Schedules attached hereto and elsewhere in this Agreement, neither Seller nor the Company has received any notice of, and Seller's Operating Manager is not otherwise aware of any material conditions which interfere with or prevent continued material compliance or give rise to any such material liability or obligation.

                  (j) Intentionally Deleted.

                  (k) Neither Seller nor the Company has (i) knowingly released any person from any claim under any Environmental Law or waived any rights concerning any violation of Environmental Law or (ii) contractually indemnified any person for any violation of Environmental Law related to the Facilities, except as listed on Schedule 3.19(k).

                  (l) Except as set forth in Schedule 3.19(l), there are no consent decrees, consent orders, settlement agreements, judgments, judicial or administrative orders or agreements (other than licenses and permits) with or liens by any governmental authority, quasi-governmental entity or other Person relating to any Environmental Law which regulate, obligate or bind the Company with respect to the Facilities and which are not generally applicable to all Persons owning and/or operating properties similar to the Facilities.

                  (m) To Seller's knowledge, true and correct copies of all Phase I or greater written environmental reports, audits or assessments conducted for Seller by independent, unrelated third Persons and related to the Facilities have been made available to Buyer for copying and/or inspection.

                  (n) To Seller's knowledge, except as set forth on Schedule 3.19(n), there are no (i) accumulations of mining spoil, spent batteries, used tires, used appliances, out-of-service equipment, spent or outdated fertilizers or chemicals (or containers or packages therefor) or other accumulations of solid waste discarded at the Facilities (excluding animal waste in lagoons or sprayed on lands and fertilizers applied to lands in the ordinary course of business) or (ii) currently operated or formerly used landfills at the Facilities.

                  (o) To Seller's knowledge, (i) the Facilities are either grandfathered or have all applicable material special exceptions, special use permits, conditional use permits, variances, zoning permits, certificates of occupancy, consents and approvals ("LAND USE APPROVALS") as reasonably necessary to own and operate the Facilities as they are currently being operated, all such Land Use Approvals are in full force and effect and, to the extent the same are not personal to Seller and run with the Facilities, Seller does not know of any reason why such Land Use Approvals should not remain in full force and effect following consummation of the transactions contemplated hereby, assuming the continuation of current uses and Buyer's performance thereunder; (ii) the Facilities are either grandfathered or in compliance in all material respects with all Land Use Approvals and zoning and land use laws, rules, regulations, ordinances and judicial and administrative consents and orders ("LAND USE REQUIREMENTS") currently applicable to the Facilities as they are currently being operated and as such Land Use Requirements are now being applied and enforced in the locales where the Facilities are located; (iii) the Facilities are being operated substantially in compliance with all current nutrient management and waste management plans; (iv) with respect to the Facilities, neither Seller nor the Company has received any written notice from any Governmental Authority of any (a) material violation of any Land Use Requirements which has not been remedied, (b) pending or threatened proceedings or governmental action or (c) process that seeks to modify the zoning classifications of any of the Facilities; and (v) subject to the limitations, qualifications and conditions set forth elsewhere in this Agreement and on Schedules attached hereto with respect to the Purchased Assets (including, without limitation, those set forth in Section 3.12(e), 3.13(c), 3.19(i) and those at the beginning of this Article 3), all of which are applicable under this paragraph, and assuming no abnormal conditions or events, or unusual, unexpected or unanticipated circumstances, and assuming the enforcement and application of all Land Use Approvals and Land Use Requirements as the same are now normally and typically applied to the use and/or operation of such assets, no current conditions exist which interfere with, prevent, or, with the passage of time, will interfere with or prevent continued compliance of the Facilities with the Land Use Requirements as they now exist or the operation of the Facilities as currently being operated, including, without limitation, any non-conforming use designations, other than as disclosed in Schedule 3.19(o) and any changes in Land Use Approvals and/or Land Use Requirements.

                  3.20 Seller Products; Product Liability. Except as set forth on Schedule 3.20, to Seller's knowledge, there are no binding and final, non-appealable statements, citations or decisions by any governmental authority having jurisdiction over Seller's activities with respect to Carolina Farms stating that any product produced, processed, manufactured, marketed or distributed at any time by the Seller or the Company in connection with the Carolina Farms ("SELLER PRODUCTS") is defective or unsafe or fails to meet in any material respect any final rules and regulations of such governmental authority.

         3.21 Securities Act Matters. Seller is an "accredited investor" as defined under the Securities Act of 1933, as amended (the "SECURITIES ACT"). Seller is acquiring the Parent Common Shares hereunder solely for investment purposes for its own account as principal and not with a view to resale or distribution except pursuant to an effective registration statement filed under the Securities Act or an applicable exemption from such registration. Seller acknowledges that Parent's offering and sale of Parent Common Shares hereunder will not be registered under the Securities Act or any other securities laws, and that accordingly restrictions will apply to the Seller's ability to transfer or sell such securities, and that an appropriate legend to such effect will be placed on each stock certificate representing any such shares. Seller acknowledges that none of the securities may be resold unless their offer and sale are registered under the Securities Act and applicable state securities laws, or unless appropriate exemptions from registration are available. Seller agrees that it will not directly or indirectly offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Parent Common Shares (or solicit any offer to buy, purchase or otherwise acquired, or to take a pledge of, any such shares) except in compliance with the Securities Act and applicable state securities laws and regulations. Seller acknowledges that it and its representatives have had an opportunity to examine the financial and business affairs of Buyer and Parent and an opportunity to ask questions of and receive answers from management, and that it and its representatives have such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in Buyer and Parent in making an informed investment decision with respect thereto.

         3.22 Disclosure. The representations and warranties and statements of fact made by the Seller in this Agreement, in the Disclosure Schedule and in certificates and other written statements or agreements specifically identified in this Agreement and listed as a certificate or other written statement or agreement which has been delivered or to be delivered pursuant to this Agreement or in connection with the transactions contemplated herein are, to Seller's knowledge, substantially accurate, correct and complete in all material respects on the date of this Agreement and Seller has no reason to believe that the same will not be substantially accurate, correct and complete in all material respects at Closing, except to the extent that the Seller has advised Buyer otherwise in writing prior to Closing, and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading in a material manner. Notwithstanding anything to the contrary in Article 3, the representations and warranties and statements of fact relate solely to Carolina Farms and the Company and with respect to Section 3.19, the Facilities, and unless otherwise specifically stated (i) exclude activities and matters relating to or caused by previous owners of or other Persons with respect to any of the Owned Real Property and/or Leased Real Property, unless known by Seller, (ii) apply solely to the current operations of Carolina Farms and the Company and the current use of the Facilities and other improvements and do not apply to and/or relate to proposed or future events, conditions or circumstances, (iii) exclude any representations, warranties or statements of fact with respect to proposed or future governmental laws, rules, regulations, ordinances, permits and/or licenses and/or a change in the application and enforcement of existing governmental laws, rules, regulations, ordinances, permits and/or licenses and
(iv) excludes future matters relating to Carolina Farms, the Company, the Facilities and/or other improvements arising from or resulting from conditions caused by abnormal weather conditions (e.g., hurricanes, tropical storms or other similar low pressure weather disturbances, tornadoes, flooding, drought or drought like conditions, earthquakes and variations in rainfall, temperatures or winds that do not in and of themselves change the "norm") and/or "Acts of God"; it being understood and agreed that with respect to governmental laws, rules, regulations, ordinances, permits and/or licenses, the nature of the industry in which Carolina Farms and the Company operate is constantly changing and under review and is expected to experience significant changes in the near future, and that with respect to the other matters referenced and similar matters, the Facilities and other improvements are located in areas prone to such occurrences and/or such occurrences occur in the normal course of events.

                                   ARTICLE 4

                              Additional Agreements

         4.1 Employees. Except as set forth in Schedule 4.1, on or before the Closing Date, the employment by Seller of all employees of Seller at Carolina Farms shall terminate and except as specifically provided in the Employee Services Agreement referred to below, such employees shall cease to participate in any employee benefit plans maintained by or for the benefit of Seller (provided, that upon such termination of employment, Seller shall fully vest all such employees with respect to savings plans and pension benefits). On or before the Closing Date, the Company shall offer comparable employment to all persons whose employment was so terminated (all such persons who accept the Company's offer of employment being referred to as the "CAROLINA FARMS EMPLOYEES"). For purposes of this Section 4.1, "comparable" shall be defined as employment on substantially the same terms and conditions (including location of employment), with substantially the same duties and responsibilities, at substantially the same rate of pay, and with substantially the same fringe benefits as in effect on the Closing Date while such individuals were employed by Seller. Those Carolina Farms Employees who accept employment with the Company shall become employees of the Company effective as of the Closing Date. As soon as practicable after the Closing Date, Seller and the Company shall execute an Employee Services Agreement substantially in the form of the agreement attached as Schedule 4.1(A) whereby Seller will administer the payroll and benefits for the Carolina Farms Employees through December 31, 2000, subject to reimbursement by the Company for payments made thereunder and costs and expenses incurred in connection therewith.

         4.2 Severance Period. As soon as practicable after the Closing Date, but effective as of the Closing and for at least one year thereafter (the "SEVERANCE PERIOD"), Buyer shall cause the Company to adopt and maintain a severance plan which provides identical benefits to each Carolina Farms Employee as the Salaried Severance Plan and Hourly Employee Severance Practices (as defined on Schedule 4.2); provided, however, that neither Buyer nor the Company shall be obligated to pay severance benefits to those Carolina Farms Employees who (i) voluntary terminate employment with the Company during the Severance Period and (ii) thereafter immediately accept employment with Seller or any of its Affiliates. From and after the Severance Period, Buyer shall cause the Company to provide severance benefits to the Carolina Farms Employees consistent with Buyer's own severance plans and policies. For purposes of computing severance benefits for the Carolina Farms Employees from and after the Closing Date, the employment of Carolina Farms Employees with Seller and/or the Company prior to the

Closing Date together with employment with the Company after the Closing Date shall be aggregated and treated as if it were employment with the Company. Seller shall reimburse Buyer and the Company for severance benefits paid in accordance with this Section 4.2 to the extent specified in Schedule 4.2(A).

         4.3 Warn Act. Buyer acknowledges that it has not informed Seller of any planned or contemplated decisions or actions by Buyer that would require the service of notice under the Warn Act. Buyer agrees that it shall not take any action which causes the notice provisions of the Warn Act to be applicable to the transactions contemplated by this Agreement.

         4.4 Employee Benefit Plans. Buyer shall cause the Company's employee benefit plans which are welfare plans (as defined in Section 3(1) of ERISA) to
(i) provide that employment by Seller and/or the Company prior to the Closing Date shall be treated as employment by the Company after the Closing Date for purposes of determining eligibility for participation (including waiver of any pre-existing conditions), and (ii) provide that any expenses incurred by Carolina Farms Employees during 2000 on or before the Closing Date shall be taken into account during the plan year of such welfare plans in which the Closing Date occurs for purposes of satisfying deductible or coinsurance requirements or satisfying maximum out-of-pocket thresholds to the same extent as if such expenses had been incurred by such employees after the Closing Date.

         4.5 Vacation. Buyer shall cause the Company to honor the Seller's existing policy and vacation entitlement of each Carolina Farms Employee through March 31, 2001. Records maintained by the Seller with respect to earned, used and available vacation for each Carolina Farms Employee shall be provided to Buyer at Closing. In consideration of Buyer and the Company honoring the existing vacation policy, Seller shall neither pay Carolina Farms Employees for earned and unused vacation nor debit employees for used and unearned vacation. Buyer and the Company assume the obligation for settlement of vacation by employee in the event of separation from employment from and after Closing.

         4.6 Worker's Compensation Claims. Buyer and the Company shall be responsible and liable for any claim arising under any state worker's compensation or similar law which is based upon any occurrence on or after the Closing Date.

         4.7 Further Assurances. Each of the parties shall execute such documents and take such further action as may be reasonably requested to carry out the provisions of this Agreement and the transactions contemplated herein. Each party shall use reasonable efforts to fulfill or obtain the fulfillment of the conditions to Closing set forth in Article 5 hereof.

                                   ARTICLE 5

                              Conditions to Closing

         5.1 Conditions to Obligations of Each Party to Close. The respective obligations of each party to enter into and complete the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) there shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would make consummation of the transactions contemplated by this Agreement illegal; and

                  (b) No injunction or other order entered by a United States (state or federal) court of competent jurisdiction shall have been issued and remain in effect which would prohibit the Buyer or the Seller from consummating the transactions contemplated hereby.

         5.2 Additional Conditions to the Buyer's Obligations. The obligations of the Buyer to enter into and complete the Closing are subject to the satisfaction of the following conditions on or before the Closing Date:

                  (a) The representations and warranties of the Seller contained in this Agreement , as qualified herein, will be true and correct in all material respects (provided that any representation and warranty that is subject to materiality, material adverse effect or similar qualification shall not be so qualified for determining the existence of any breach thereof under this provision) as of the date hereof and at and as of the Closing Date, as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

                  (b) The Seller shall have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under this Agreement prior to the Closing Date;

                  (c) All consents by third parties including, without limitation, any required consents of the landlords under any leases, or any consents by governmental or regulatory agencies that are reasonably required for the consummation of the transactions contemplated hereby, or that are reasonably required in order for the Buyer to own, operate or control the Carolina Farms will have been obtained and will be, in all material respects, in full force and effect;

                  (d) The Seller shall have obtained, at Buyer's cost and expense, from one or more nationally recognized title insurance companies reasonably satisfactory to Buyer a fee owner's title insurance policy, in each case in form and substance reasonably satisfactory to Buyer, together with endorsements reasonably requested by Buyer, including, without limitation, "extended coverage," access, zoning, non-imputation, comprehensive and contiguity endorsements, in an amount determined by Buyer, insuring Buyer, showing that the Company has good and marketable fee simple title to the Owned Real Property, free and clear of all Encumbrances other than Permitted Real Property Encumbrances. In connection therewith, Seller shall facilitate Buyer's dealing directly with the title insurance company and shall provide to the title insurance company such affidavits and indemnifications in customary form and substance as shall be required by the title insurance company.

                  (e) The Buyer shall have received a written opinion of its financial advisor dated not more than seven days before the Closing Date, in form and substance satisfactory to

         Buyer, to the effect that, based upon the information and procedures specified therein, the Purchase Price for the Carolina Farms is fair to the Buyer from a financial point of view.

                  (f) Each director and officer of the Company shall have submitted his or her resignation effective as of Closing.

                  (g) The Seller will have delivered to the Buyer the following:

                           (i) a certificate representing all of the Purchased
                  Shares, endorsed by the Seller in blank, or with stock transfer powers executed by the Seller in blank attached;

                           (ii) a certificate executed on behalf of the Seller
                  by any of its executive vice presidents, stating that the conditions set forth in Sections 5.2(a) through 5.2(c) hereof have been satisfied;

                           (iii) certified copies of the resolutions duly
                  adopted by the Seller's board of directors approving the execution, delivery, and performance of this Agreement;

                           (iv) a copy of the Company's certificate of
                  incorporation certified by the Secretary of State of the State of Delaware;

                           (v) good standing certificates for the Company from
                  the jurisdiction of its organization and from every jurisdiction in which it is required to qualify to do business as a foreign corporation, dated not earlier than 10 days prior to the Closing Date;

                           (vi) copies of all third party and governmental
                  consents (or other evidence satisfactory to the Buyer) that Seller or the Company is required to obtain in order to effect the transactions contemplated by this Agreement; and

                           (vii) such other documents as the Buyer may
                  reasonably request in connection with the transactions contemplated hereby.

         5.3 Additional Conditions to the Seller's Obligations. The obligations of the Seller to enter into and complete the Closing are subject to the satisfaction of the following conditions on or before the Closing Date;

                  (a) The representations and warranties of Buyer set forth in this Agreement, as qualified herein, will be true and correct in all material respects (provided that any representation and warranty that is subject to materiality, material adverse effect or similar qualification shall not be so qualified for determining the existence of any breach thereof under this provision) as of the date hereof and at and as of the Closing Date, as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

                  (b) The Buyer shall have performed each obligation and agreement and complied with each covenant required to be performed and complied with by them under this Agreement prior to the Closing Date;

                  (c) At Closing, the Buyer will have delivered to the Seller the following:

                           (i) a duly executed stock certificate representing
                  the Parent Common Shares and that portion of the purchase price to be paid in cash;

                           (ii) a certificate executed on behalf of the Buyer by
                  its president or any vice president, stating that the conditions set forth in Sections 5.3(a) and 5.3(b) hereof have been satisfied;

                           (iii) certified copies of the resolutions duly
                  adopted by the Buyer's board of directors approving the execution, delivery, and performance of this Agreement;

                           (iv) copies of all third party and governmental or
                  regulatory consents (or other evidence satisfactory to the Seller) that the Buyer is required to obtain in order to effect the transactions contemplated by this Agreement;

                           (v) such other documents as the Seller may reasonably
                  request in connection with the transactions contemplated hereby.

                                   ARTICLE 6

                  Survival of Representations; Indemnification

         6.1 Survival of Representations. Except for the representations and warranties set forth in (i) Section 3.3 (the "COMPANY CAPITALIZATION REPRESENTATIONS") and Section 3.19 (the "ENVIRONMENTAL REPRESENTATIONS") with respect to Seller and (ii) Section 2.2 and 2.5 (the "BUYER CAPITALIZATION REPRESENTATIONS") with respect to Buyer, the representations and warranties contained in this Agreement (including the Schedules hereto) and any certificate or document delivered pursuant hereto shall terminate at Closing or upon termination of this Agreement pursuant to Article V. All Environmental Representations and Buyer Capitalization Representations shall survive the Closing hereunder for a period of only 270 calendar days (the "CLAIMS PERIOD"), the first day following Closing being the first day of said 270 day period. At the end of the Claims Period, the Environmental Representations (to include, without limitation, the Specified Conditions and/or any Asserted Liability or Environmental Law Violation thereunder or in connection therewith) and the Buyer Capitalization Representations shall terminate. Upon termination of the representations and warranties contained in this Agreement (including the Schedules hereto) and any certificate or document delivered pursuant hereto, whether such termination occurs at Closing (as provided in the first sentence of this Section) or at the end of the Claims Period with respect to Environmental Representations and Buyer Capitalization Representations (as provided in the third sentence of this Section), no demand, claim, cause of action, counter-claim, third-party claim, Action, proceeding, writ, summons and/or process, whether civil or criminal or at law, in equity or otherwise, can or shall be brought, made, advanced, prosecuted, instituted and/or issued with respect to any of the representations and warranties contained in this Agreement (including the Schedules hereto) and/or any certificate or document delivered pursuant hereto, by or on behalf of any of the parties to this Agreement, or any combination of them, and/or any other person or combination of persons, including, without limitation, any successors or assigns of the parties hereto and/or any of their respective subsidiaries, affiliates, partners, shareholders, directors, officers, employees, agents, managers, contractors and/or creditors or other debt holders, against any of the parties to this Agreement, or any combination of them, including, without limitation, any successors or assigns of the parties hereto and/or any of their respective subsidiaries, affiliates, partners, shareholders, directors, officers, employees, agents, managers and/or contractors; and no person or combination of persons shall be a third-party beneficiary or other beneficiary, whether direct or indirect, of any of the representations and warranties contained in this Agreement (including the Schedules hereto) and/or any certificate or document delivered pursuant hereto. Notwithstanding the foregoing, if prior to the close of business on the last day of the Claims Period, an Indemnified Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

         6.2 Indemnifications by Seller and by Buyer and Parent.

                  (a) Subject to the limitations contained in this Article 6, including, without limitation, the Applicable Capitalization Cap, Seller will indemnify and hold harmless Buyer, its subsidiaries, affiliates, partners, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of the foregoing (collectively, the "BUYER INDEMNIFIED PARTIES") from and against, and pay, advance or reimburse the Buyer Indemnified Parties for, any and all Covered Liabilities based upon, arising out of or otherwise in respect of any inaccuracy contained in, omission from or breach of any of the Company Capitalization Representations.

                  (b) Subject to the limitations contained in this Article 6, including, without limitation, the Claims Period and the Applicable Environmental Cap, Seller will indemnify and hold harmless the Buyer Indemnified Parties from and against, and pay, advance or reimburse the Buyer Indemnified Parties for, any and all Covered Liabilities based upon, arising out of or otherwise in respect of:

                           (i) any inaccuracy contained in, omission from or
                  breach of any of the Environmental Representations; or

                           (ii) any matter or condition identified or described
                  on Schedule 6.2 attached hereto (the "SPECIFIED CONDITIONS")
                  (A) concerning which, any governmental entity or other Person (other than Buyer or its controlled affiliates) has commenced or threatened to commence a claim, written demand, notice or order (an "ASSERTED LIABILITY") alleging that the Facilities are in violation of an Environmental Law (a "ENVIRONMENTAL LAW VIOLATION") or (B) that is reasonably likely to give rise to an Asserted Liability or Environmental Law Violation.

                  (c) Subject to the limitations contained in this Article 6, including, without limitation the Claims Period and the Applicable Buyer Cap, Buyer and Parent, jointly and severally, will indemnify and hold harmless Seller, its subsidiaries, affiliates, partners, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "SELLER INDEMNIFIED PARTIES") from and against, and pay, advance or reimburse the Seller Indemnified Parties for, any and all Covered Liabilities based upon, arising out of or otherwise in respect of any inaccuracy contained in, omission from or breach of any of the Buyer Capitalization Representations.

                  (d) The term "COVERED LIABILITIES" used in this Article 6 shall mean losses, liabilities, claims, fines, damages, Actions, obligations, payments (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any Action), costs (including costs of mitigation) and expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys' and accountants' fees and any other out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Action or in investigating, preserving or enforcing another party's obligations hereunder).

                  (e) The claims for indemnity by Buyer Indemnified Parties pursuant to this Section 6.2 are referred to as "BUYER CLAIMS" and the claims for indemnity by Seller Indemnified Parties pursuant to this
         Section 6.2 are referred to as "SELLER CLAIMS." The indemnities provided for in this Section 6.2 are not limited to matters asserted by third parties against any Indemnified Party, but includes Covered Liabilities actually incurred or sustained by any Indemnified Party in the absence of third party claims.

         6.3 Notice and Defense of Claims.

                  (a) Whenever a claim shall arise for indemnification hereunder (a "CLAIM"), the party seeking indemnification (an "INDEMNIFIED PARTY") shall give reasonably prompt notice to the party from whom indemnification is sought (an "INDEMNIFYING PARTY") of such Claim and the facts, in reasonable detail, constituting the basis for such claim (a "CLAIM NOTICE"); provided that failure of an Indemnified Party to give prompt written notice of any Claim shall not release, waive or otherwise affect an Indemnifying Party's obligations with respect thereto except to the extent that the Indemnifying Party is adversely affected in its ability to defend against such Claim or is otherwise prejudiced thereby.

                  (b) In the case of a Claim involving the assertion of a claim by a third party (whether pursuant to an Action or otherwise, a "THIRD-PARTY CLAIM"), if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated to indemnify the Indemnified Party under the terms of its indemnity hereunder in connection with such Third-Party Claim, then (i) the Indemnifying Party shall be entitled and, if it so elects, shall be obligated at its own cost, risk and expense, (A) to take control of the defense and investigation of such Third-Party Claim and (B) to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including to employ and engage attorneys of its own choice reasonably acceptable to the Indemnified Party to handle and defend the same, and (ii) the Indemnifying Party shall be entitled (but not obligated), if it so elects, to compromise or settle such Third-Party Claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. In the event the Indemnifying Party elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this Section 6.3(b), the Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such Third-Party Claim; provided that, if the named persons to an Action include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall be entitled, at the Indemnifying Party's cost, risk and expense, to separate counsel of its own choosing. If the Indemnifying Party fails to assume the defense of such Third-Party Claim or fails to acknowledge to the Indemnified Party that it is obligated to indemnify the Indemnified Party in accordance with this
         Section 6.3(b) within 10 calendar days after receipt of the notice of such Third Party Claim, the Indemnified Party against which such Third-Party Claim has been asserted shall (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the Indemnifying Party's cost, risk and expense, the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account of the Indemnifying Party if the Indemnifying Party is held liable therefor; provided that such Third-Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Indemnified Party assumes the defense of the Third Party Claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. If the Indemnifying Party is held liable for the Third-Party Claim, the Indemnifying Party shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 6.3(b) and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Party from and against any and all Covered Liabilities by reason of such settlement or judgment.

                  (c) Any Covered Liabilities for which an Indemnifying Party is responsible shall, subject to the provisions of Section 6.5 hereof, be paid directly by the Indemnifying Party. Upon Final Determination (as defined below) of the amount of a claim for indemnification, the Indemnifying Party shall pay the amount of such claim within 20 days after the date of such Final Determination together with interest at the prime rate of The Chase Manhattan Bank from time to time, from (and including) the later of (i) the date of delivery of the Claim Notice or
         (ii) the date such Covered Liability was paid or incurred, to (and including) the date immediately preceding the date of payment; provided that no such interest shall be paid if such Claim is paid to a Third Party.

                  (d) If the Claim involves a matter other than a Third Party Claim, the Indemnifying Party shall have thirty (30) days from the date of receipt of notice of the Claim to object to such Claim by delivery of a written notice of such objection to such Indemnified Party specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Claim by the Indemnifying Party, and the Claim shall be paid in accordance with the further provisions hereof. If an objection is timely interposed by the Indemnifying Party, then the Indemnified Party and the Indemnifying Party shall negotiate in good faith for a period of thirty (30) business days from the date the Indemnified Party receives such objection prior to commencing any arbitration, formal legal action, suit or proceeding with respect to such Claim for indemnification. Upon Final Determination (as defined below) of the amount of a Claim for indemnification, the Indemnifying Party shall pay the amount of such Claim within thirty (30) days of the date of such Final Determination.

                  (e) A "FINAL DETERMINATION" of a Claim shall be (i) a judgment of any court determining the validity of a disputed Claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed (it being understood that the Indemnified Party shall have no obligation to appeal); or (ii) an award of any arbitrator or arbitration panel determining the validity of such disputed Claim, if the arbitration is binding and there is not pending any motion to set aside such award or if the time within which to move to set aside such award has elapsed; or (iii) a written termination of the dispute with respect to such Claim signed by all of the parties thereto or their attorneys; or (iv) a written acknowledgment of the Indemnifying Party that it no longer disputes the validity of such Claim; (v) settlement of the Claim reached and reduced to writing pursuant to negotiation of the parties or (vi) such other evidence of final determination of a disputed Claim as shall be reasonably acceptable to the parties.

                  6.4 Calculation of Covered Liabilities; Insurance Proceeds. To the extent that any Buyer Claim or Seller Claim is covered by insurance held by such Buyer Indemnified Party or Seller Indemnified Party, such Indemnified Party shall be entitled to indemnification pursuant to
         Section 6.2 only with respect to the amount of the Covered Liabilities that are in excess of the cash proceeds received by such Indemnified Party pursuant to such insurance. If such Indemnified Party receives such cash insurance proceeds prior to the time such Claim is paid, then the amount payable by the Indemnifying Party pursuant to such Claim shall be reduced by the amount of such proceeds. If such Indemnified Party receives such cash insurance proceeds after such Claim has been paid, then upon the receipt by the Indemnified Party of any cash proceeds pursuant to such insurance up to the amount of Covered Liabilities incurred by such Indemnified Party with respect to such Claim, such Indemnified Party shall promptly repay any portion of such amount which was previously paid by the Indemnifying Party to such Indemnified Party in satisfaction of such Claim. Buyer and Seller shall each secure from their respective insurance carriers waiver of subrogation agreements under which such insurance carriers waive the right of subrogation against the respective parties hereto.

         6.5 Limitation on Indemnification.

                  (a) Notwithstanding anything to the contrary contained in this Agreement in any of the Schedules attached hereto and/or in any of the certificates or documents delivered in connection herewith, and except as provided in Section 6.5(b) and (d), Seller's total obligation and liability under this Agreement, including, without limitation, its indemnification obligation and liability under this Article 6, to either and/or both of the other parties to this Agreement and/or any successors or assigns of the other parties hereto and/or any of their respective subsidiaries, affiliates, partners, shareholders, directors, officers, employees or agents on account of or as a result of any of the Environmental Representations, including, without limitation, any Specified Conditions and/or any Asserted Liability or Environmental Law Violation thereunder or in connection therewith, shall not exceed under any circumstances, individually or in the aggregate, the sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000) (the "APPLICABLE ENVIRONMENTAL CAP").

                  (b) Notwithstanding anything to the contrary contained in this Agreement, in any of the Schedules attached hereto and/or in any of the certificates or documents delivered in connection herewith, and except as provided in Section 6.5(a) and (d), Seller's total obligation and liability under this Agreement, including, without limitation, its indemnification obligation and liability under this Article 6, to either and/or both of the other parties to this Agreement and/or any successors or assigns of the other parties hereto and/or any of their respective subsidiaries, affiliates, partners, shareholders, directors, officers, employees or agents on account of or as a result of any of the Company Capitalization Representations shall not exceed under any circumstances, individually or in the aggregate, the sum of SIXTEEN MILLION ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($16,150,000) (the "APPLICABLE CAPITALIZATION CAP").

                  (c) Notwithstanding anything to the contrary contained in this Agreement, in any of the Schedules attached hereto and/or in any of the certificates or documents delivered in connection herewith, Buyer's and Parent's total obligation and liability under this Agreement, including, without limitation, its indemnification obligation and liability under this Article 6, to Seller and/or any successors or assigns of Seller and/or any of its subsidiaries, affiliates, partners, shareholders, directors, officers, employees or agents on account of or as a result of any of the Buyer Capitalization Representations, shall not exceed under any circumstances, individually or in the aggregate, the sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000) (the "APPLICABLE BUYER CAP").

                  (d) Notwithstanding anything to the contrary contained in this Agreement, the obligation of Seller to indemnify Buyer pursuant to Sections 6.2(a), and its liability with respect thereto, shall not be limited in any way by the Claims Period.

         6.6 Exclusive Remedy following Closing. Except for any covenants to be performed after the Closing ("POST-CLOSING COVENANTS") and actions grounded in fraud, the parties hereto acknowledge and agree that in the event the Closing occurs, the indemnification provisions in this Article 6 shall be the exclusive remedy of Buyer and Seller with respect to the transactions contemplated by this Agreement. With respect to Post-Closing Covenants and actions grounded in fraud, (i) the right of a party to be indemnified and held harmless pursuant to the indemnification provisions in this Agreement, if any, shall be in addition to and cumulative of any other remedy of such party at law or in equity and (ii) no such party shall, by exercising any remedy available to it under this Article 6, if any, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it.

                                   ARTICLE 7

                               General Provisions

         7.1 Public Statements. Except as required by applicable law, neither the Buyer, on the one hand, nor the Seller, on the other hand, shall make any public announcement or statement with respect to this Agreement without the approval of the Seller or the Buyer, respectively. Moreover, the parties hereto agree to consult with each other prior to issuing each public announcement or statement with respect to this Agreement.

         7.2 Mediation. The parties agree to submit any claim, controversy or dispute arising out of or relating to this Agreement or the transactions contemplated hereby to non-binding mediation prior to bringing such claim, controversy or dispute to arbitration or to a court. The mediation shall be conducted either through an individual mediator or a mediator appointed by a mediation services organization or body, experienced in the mediation of disputes of similar type, agreed upon by the parties and, failing such agreement within a reasonable period of time after either party has notified the other of its desire to seek mediation of any claim, controversy or dispute (not to exceed fifteen (15) days) through the American Arbitration Association in accordance with its rules governing mediation, at a location in Chicago, Illinois chosen by the party seeking mediation. The costs and expenses of mediation, including compensation of the mediator, shall be borne by the parties equally. If the parties are unable to resolve the claim, controversy or dispute within ninety
(90) days after conferring with the mediator, then either party may submit such claim, controversy or dispute to a court in accordance with the terms of this Agreement.

         7.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by telex, telecopy, facsimile or overnight courier, or mailed by registered or certified mail (postage prepaid and return receipt requested), to the party to whom the same is so delivered, sent or mailed at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to the Buyer or Parent:

                           Premium Standard Farms, Inc.
                           423 West 8th Street
                           Suite 200
                           Kansas City, Missouri 64105
                           Attention:  John Meyer
                           Telecopy:  (816) 472-5837

                           with a copy to:

                           Jeffrey T. Haughey
                           Blackwell Sanders Peper Martin LLP
                           2300 Main Street
                           Suite 1000
                           Kansas City, Missouri 64108
                           Telecopy:  (816) 983-8080

                  (b) if to the Seller:

                           ContiGroup Companies, Inc.
                           277 Park Avenue
                           New York, New York  10172
                           Attention:  Vart Adjemian
                           Telecopy:  (212) 207-5043

                           with copies to:

                           William S. Cherry, Jr.
                           Poyner & Spruill LLP
                           3600 Glenwood Avenue
                           Raleigh, North Carolina 27612
                           Telecopy:  (919) 783-1075

                           and

                           ContiBeef LLC
                           5408 Idylwild Trail
                           Boulder, Colorado  80301
                           Attention:  Suzanne Griffin
                           Telecopy:  (303) 516-5928

Notices delivered personally or by telex, telecopy or facsimile shall be deemed delivered as of actual receipt, mailed notices shall be deemed delivered three days after mailing and overnight courier notices shall be deemed delivered one day after the date of sending.

         7.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

         7.5 Amendment. This Agreement may not be amended except by an instrument signed by each of the parties hereto.

         7.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve such party's anticipated benefits under the Agreement.

         7.7 Miscellaneous. This Agreement (together with all other agreements, documents and instruments referred to herein): (a) constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof;
(b) are not intended to confer upon any other Person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise, except that the Buyer may assign all or any portion of its rights under this Agreement
(i) to any wholly-owned subsidiary, but no such assignment shall relieve the Buyer of its obligations hereunder and (ii) by operation of law or otherwise to any of their respective successors; and (d) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

         7.8 Counterparts. This Agreement may be executed via facsimile or otherwise in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         7.9 Cumulative Remedies. All rights and remedies of either Party hereto are cumulative of each other and of every other right or remedy such Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

         7.10 Attorneys' Fees. If any Party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action, which shall be set by the judge and not a jury.

         7.11 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any Party. The use of the word "including" in this Agreement means "including without limitation" and is intended by the parties to be by way of example rather than limitation.

         7.12 Brokers, etc. Seller and Buyer each covenant with the other that no brokers have been involved in this transaction and that no brokerage fee, finder's fee or other similar fee is due and owing to any person on account of this transaction. Buyer and Seller each agree to indemnify the other for any claims made with respect to broker's, finder's or other similar fees owing on account of this transaction.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be executed on the date first written above by their respective officers thereunder duly authorized.



                                       PREMIUM STANDARD FARMS, INC.



                                       By: /s/ Stephen Lightstone
                                       Name:  Stephen A. Lightstone
                                       Title:  Executive Vice President

                                       PSF GROUP HOLDINGS, INC.



                                       By: /s/ Stephen Lightstone
                                       Name:  Stephen A. Lightstone
                                       Title:  Executive Vice President

                                       CONTIGROUP COMPANIES, INC.



                                       By: /s/ Mark Baker
                                       Name:  Mark R. Baker
                                       Title:  Executive Vice President

                                    APPENDIX

         "Actions" has the meaning assigned to such term in Section 3.16.

         "Agreement" has the meaning assigned to such term in the preamble to this Agreement.

         "Asserted Liability" has the meaning assigned to such term in Section 6.2(a)(ii).

         "Applicable Buyer Cap" has the meaning assigned to such term in Section 6.5.

         "Applicable Capitalization Cap" has the meaning assigned to such term in Section 6.5.

         "Applicable Environmental Cap" has the meaning assigned to such term in
Section 6.5.

         "Balance Sheet Date" has the meaning assigned to such term in Section 3.4.

         "Benefit Plan" means any employee benefit plan, arrangement, policy or commitment (whether or not an employee benefit plan within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), including any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan or any holiday or vacation practice as to which Seller or any commonly controlled entity has or in the future could have any direct or indirect, actual or contingent liability.

         "Buyer" has the meaning assigned to such term in the preamble to this Agreement.

         "Buyer Capitalization Representations" has the meaning assigned to such term in Section 6.1.

         "Buyer Claims" has the meaning assigned to such term in Section 6.2(e)

         "Buyer Indemnified Parties" has the meaning assigned to such term in
Section 6.2(a).

         "Carolina Farms" has the meaning assigned to such term in the Recitals.

         "Carolina Farms Employees" has the meaning assigned to such term in
Section 4.1.

         "CERCLA" has the meaning assigned to such term in Section 3.19(a).

         "Claim" has the meaning assigned to such term in Section 6.3.

         "Claim Notice" has the meaning assigned to such term in Section 6.3(a).

         "Claims Period" has the meaning assigned to such term in Section 6.1.

         "Class A Stock" has the meaning assigned to such term in Section 2.2.

         "Class B Stock" has the meaning assigned to such term in Section 2.2.

         "Closing" has the meaning assigned to such term in Section 1.3.

         "Closing Date" shall mean the date on which the Closing takes place.

         "Commonly Controlled Entity" means any entity which is under common control with the Seller within the meaning of Code section 414(b), (c), (m), (o) or (t).

         "Company" has the meaning assigned to such term in the preamble to this Agreement.

         "Company Capitalization Representations" has the meaning assigned to such term in Section 6.1.

         "Contract" has the meaning assigned to such term in Section 3.15(a).

         "Covered Liabilities" has the meaning assigned to such term in Section 6.2(c).

         "Environmental Law" has the meaning assigned to such term in Section 3.19(a).

         "Environmental Permit" has the meaning assigned to such term in Section 3.19(c).

         "Environmental Representations" has the meaning assigned to such term in Section 6.1.

         "Environmental Law Violation" has the meaning assigned to such term in
Section 6.2(a)(ii).

         "Facilities" has the meaning assigned to such term in Section 3.19(b).

         "Final Determination" has the meaning assigned to such term in Section 6.3(e).

         "Financial Statements" has the meaning assigned to such term in Section 3.4.

         "GAAP" has the meaning assigned to such term in Section 2.5.

         "Hazardous Materials" has the meaning assigned to such term in Section 3.19(d).

         "HMTA" has the meaning assigned to such term in Section 3.19(a).

         "Indemnified Party" has the meaning assigned such term in Section
6.3(a).

         "Indemnifying Party" has the meaning assigned such term in Section 6.3(a).

         "Inventory" has the meaning assigned to such term in Section 3.14(a).

         "Land Use Approvals" has the meaning assigned to such term in Section 3.19(o).

         "Land Use Requirements" has the meaning assigned to such term in
Section 3.19(o).

         "Laws" means all applicable statutes, laws, rules, regulations, permits, decrees, injunctions, judgments, orders, rulings, determinations, writs, decrees and awards.

         "Leased Real Property" has the meaning assigned to such term in Section 3.10(a).

         "Owned Real Property" has the meaning assigned to such term in Section 3.11.

         "Parent" has the meaning assigned to such term in the preamble to this Agreement.

         "Parent Common Shares" has the meaning assigned to such term in Section 1.5(b).

         "Parent Financial Statements" has the meaning assigned to such term in
Section 2.5.

         "Permits" has the meaning assigned to such term in Section 3.18(b).

         "Permitted Owned Real Property Encumbrances" has the meaning assigned to such term in Section 3.11.

         "Person" has the meaning assigned to such term in the preamble to
Article 3.

         "Post-Closing Covenants" has the meaning assigned to such term in
Section 6.6.

         "Preferred Stock" has the meaning assigned to such term in Section 2.2.

         "Pro Forma Balance Sheet" has the meaning assigned to such term in
Section 3.4.

         "Purchase Price" has the meaning assigned to such term in Section 1.2.

         "Purchased Shares" has the meaning assigned to such term in the preamble to this Agreement.

         "RCRA" has the meaning assigned to such term in Section 3.19(a).

         "Release" has the meaning assigned to such term in Section 3.19(e).

         "Schedules" has the meaning assigned to such term in the preamble to
Article 3.

         "Securities Act" has the meaning assigned to such term in Section 3.21.

         "Seller" has the meaning assigned to such term in the preamble to this Agreement.

         "Seller Claims" has the meaning assigned to such term in Section
6.2(e).

         "Seller Indemnified Parties" has the meaning assigned to such term in
Section 6.2(b).

         "Seller Products" has the meaning assigned to such term in Section
3.20.

         "Seller's Operating Manager" has the meaning assigned to such term in the preamble to Article 3.

         "Severance Period" has the meaning assigned to such term in Section
4.2.

         "Specified Conditions" has the meaning assigned to such term in Section 6.2(a)(ii).

         "SWDA" has the meaning assigned to such term in Section 3.19(a).

         "Tangible Personal Property Assets" has the meaning assigned to such term in Section 3.13(a).

         "Tax" has the meaning assigned to such term in Section 3.9(a).

         "Third-Party Claim" has the meaning assigned to such term in Section 6.3(b).

                                LIST OF SCHEDULES



Schedule 2.2 - Parent Capitalization


Schedule 2.3 - Buyer and Parent Authority


Schedule 3.1 - Seller Jurisdictions Authorized to do Business re Carolina Farms


Schedule 3.2  - Agreements Breached by this Transaction


Schedule 3.4 - Pro Forma Balance Sheet


Schedule 3.5 - Accounts Receivables greater than or equal to $50,000


Schedule 3.6 - New Developments since Balance Sheet Date


Schedule 3.7 - Undisclosed Liabilities


Schedule 3.9 - Transferee Tax Liability


Schedule 3.10 - Leased Real Property and Exceptions


Schedule 3.11 - Owned Real Property


Schedule 3.12 - Compliance: Owned and Leased Real Property


Schedule 3.13 - Encumbrances on Personal Property


Schedule 3.14 - Livestock Inventory


Schedule 3.15 - Contracts and Commitments


Schedule 3.16 - Litigation


Schedule 3.17 - Compliance with Laws


Schedule 3.19(b) - Facilities


Schedule 3.19(f) - Environmental Compliance


Schedule 3.19(g) - Environmental Liability


Schedule 3.19(h) - Environmental Permits


Schedule 3.19(i) - Underground Storage Tanks and Unmitigated Releases


Schedule 3.19(j) - Waste Disposal Sites

Schedule 3.19(k) - Environmental Indemnifications


Schedule 3.19(l) - Environmental Orders


Schedule 3.19(n) - Landfills and Debris Located at Facilities


Schedule 3.19(o) - Change in Land Use Approvals or Requirements


Schedule 3.20 - Product Liability


Schedule 4.1 - Employees


Schedule 4.1(A) - Employee Services Agreement


Schedule 4.2 - Severance Plans


Schedule 4.2(A) - Seller Reimbursement


Schedule 6.2 - Specified Conditions


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